NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports Fourth Quarter and Full Year 2012 Results

DALLAS (April 2, 2012) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2012. For the three months ended December 31, 2012, the Company reported net loss applicable to common shares of $6.4 million or $0.76 per share, as compared to a net loss applicable to common shares of $21.3 million or $2.54 per share for the same period ended 2011.

For the twelve months ended December 31, 2012, the Company's net income applicable to common shares increased by $38.0 million, as compared to the prior year. The current year net loss applicable to common shares of $9.4 million or $1.12 per share includes gain on land sales of $6.9 million, $4.7 million of provisions on the impairment of notes receivable and real estate assets, and net income from discontinued operations of $2.5 million. The prior year net loss applicable to common shares of $47.4 million or $5.67 per share includes gain on land sales of $17.0 million, $37.0 million of provisions on the impairment of notes receivable and real estate assets, and net income from discontinued operations, of $4.1 million.

The Company has an unwavering commitment to fortify our portfolio and streamline our operational activity; while at the same time maintaining our commitment to creating value. We are pleased that we are seeing improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.

Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Rental and other property revenues were $116.0 million for the twelve months ended December 31, 2012. This represents an increase of $9.7 million, as compared to the prior year revenues of $106.3 million. This change, by segment, is an increase in the apartment portfolio of $7.4 million, an increase in the commercial portfolio of $2.6 million offset by a decrease in the land and other portfolios of $0.3 million. Within the apartment portfolio, there was an increase of $6.1 million in the developed properties in the lease-up phase and an increase of $1.3 million in the same property portfolio. Our existing commercial portfolio increased by $2.6 million in the same store properties. This increase is due to a lease termination fee from a settlement agreement with a commercial tenant.

Depreciation and amortization expense was $21.6 million for the twelve months ended December 31, 2012. This represents an increase of $2.6 million, as compared to the prior year expense of $19.0 million. This change, by segment, is an increase in the apartment portfolio of $1.0 million and an increase in the commercial portfolio of $1.6 million. Within the commercial portfolio, there was an increase of $1.6 million for the same store properties. The developed properties in the apartment portfolio increased by $1.0 million as the buildings became substantially complete and depreciation began.

General and administrative expenses were $5.4 million for the twelve months ended December 31, 2012. This represents a decrease of $4.0 million as compared to the prior year expenses of $9.4 million. This change is primarily due to losses recorded in the prior period from investment write offs due to potential deals not realized along with a decrease in professional services by $1.1 million, a decrease in franchise taxes by $0.9 million and a decrease in costs reimbursements to our advisor by $0.7 million.

The provision for impairment of notes receivable, investment in real estate partnerships, and real estate assets was $4.7 million for the period ended December 31, 2012. This was a decrease of $32.3 million as compared to the prior year expense of $37.0 million. In the current year, impairment was recorded as an additional loss in the commercial and land portfolios. In our commercial portfolio, an impairment reserve of $2.4 million was taken in response to a deficiency agreement with the existing lender. In the prior period, impairment was recorded as an additional loss in the investment portfolio of $5.2 million in the apartment properties we currently hold, $2.0 million in commercial properties we currently hold, $2.4 million in land parcels we currently hold, $27.0 million in land that was sold subsequent to the prior period and $0.4 million in impairment on our investments in joint ventures.

Other income was $6.5 million for the twelve months ended December 31, 2012. This represents an increase of $4.0 million as compared to the prior year income of $2.5 million. The increase relates to the development agreement between UHF and TCI for consulting services related to the development of apartment projects, offset by miscellaneous revenue received by TCI in the prior year.

Interest income was $11.7 million for the twelve months ended December 31, 2012. This represents an increase of $6.0 million, as compared to the prior year income of $5.7 million. The increase is due to the cash received on the cash flow notes from UHF. The residential apartments have generated more surplus cash in the current period, than in the prior period, resulting in a larger recognition of previously unrecognized interest income. Prior to January 1, 2012, accrued interest was recognized to the extent cash was received and to the extent the cash received exceeds the interest owed for the current period, prior unrecognized interest is earned.

Mortgage and loan interest expense was $55.1 million for the twelve months ended December 31, 2012. This represents an increase of $3.2 million, as compared to the prior year expense of $51.9 million. This change, by segment, is an increase in the apartment portfolio of $6.6 million, offset by a decrease in the commercial portfolio of $2.2 million, and a decrease in the land portfolio of $1.2 million. Within the apartment portfolio, the same apartment portfolio increased $4.1 million due to the write off of the previous loan's deferred financing charges and prepayment penalties that were paid as part of the closing costs associated with the refinancing of eleven apartment loans in the current period. The developed properties increased by $2.5 million in the current period. Once apartment building is substantially completed, the interest expense is no longer capitalized. Within the commercial portfolio, the same properties decreased $2.2 million. This decrease is related to a commercial loan that was in default status in 2011 and was accruing interest at the default interest rate. The default rate is not longer applicable in the current period. The decrease in the land portfolio was due to land sales.

Gain on land sales decreased in the current year by $10.1 million. The Company sold 639.87 acres of land in 17 separate transactions for a recorded gain of $6.9 million. In the prior year, we sold 3,809.49 acres of land in 34 separate transactions for a recorded gain of $17.0 million.

Included in discontinued operations are a total of five and 18 properties for 2012 and 2011, respectively, and one held for sale as of 2012. Properties sold in 2012 have been reclassified to discontinued operations for current and prior year reporting periods. The gain on sale of income-producing properties is also included in discontinued operations for those years.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011	2010
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $587 and $223 and $564 for the year ended 2012 and 2011 and 2010 respectively from affiliates and related parties)	$116,051	$106,340	$102,683

Expenses:
Property operating expenses (including $1,099 and $1,130 and $1,359 for year ended 2012 and 2011 and 2010 respectively from affiliates and related parties)	57,242	56,928	55,636
Depreciation and amortization	21,557	19,003	20,559
General and administrative (including $2,427 and $2,908 and $3,065 for the year ended 2012 and 2011 and 2010 respectively from affiliates and related parties)	5,426	9,433	8,327
Provision on impairment of notes receivable and real estate assets	4,730	37,002	22,579
Advisory fee to affiliate	8,915	9,958	11,919
Total operating expenses	97,870	132,324	119,020
Operating income (loss)	18,181	(25,984)	(16,337)

Other income (expense):
Interest income (including $11,677 and $5,275 and $4,406 for the year ended 2012 and 2011 and 2010 respectively from affiliates and related parties)	11,725	5,720	5,187
Other income (including $6,000 and $0 and $0 for the year ended 2012 and 2011 and 2010 respectively from affiliates and related parties)	6,491	2,480	8,376
Mortgage and loan interest (including $3,153 and $1,696 and $3,345 for the year ended 2012 and 2011 and 2010 respectively from affiliates and related parties)	(55,132)	(51,886)	(54,211)
Loss on the sale of investments	(118)	(514)	-
Earnings from unconsolidated subsidiaries and investees	(66)	242	(958)
Total other expenses	(37,100)	(43,958)	(41,606)
Loss before gain on land sales, non-controlling interest, and tax	(18,919)	(69,942)	(57,943)
Gain (loss) on land sales	6,935	17,011	(15,155)
Loss from continuing operations before tax	(11,984)	(52,931)	(73,098)
Income tax benefit	1,358	2,215	2,131
Net loss from continuing operations	(10,626)	(50,716)	(70,967)
Discontinued operations:
Loss from discontinued operations	(1,337)	(11,972)	(4,829)
Gain on sale of real estate from discontinued operations	5,217	18,300	10,781
Income tax expense from discontinued operations	(1,358)	(2,215)	(2,083)
Net income from discontinued operations	2,522	4,113	3,869
Net loss	(8,104)	(46,603)	(67,098)
Net (income) loss attributable to non-controlling interest	(220)	282	(98)
Net loss attributable to Transcontinental Realty Investors, Inc.	(8,324)	(46,321)	(67,196)
Preferred dividend requirement	(1,112)	(1,110)	(1,073)
Net loss applicable to common shares	$(9,436)	$(47,431)	$(68,269)

Earnings per share - basic
Loss from continuing operations	$(1.42)	$(6.16)	$(8.89)
Income from discontinued operations	0.30	0.49	0.48
Net loss applicable to common shares	$(1.12)	$(5.67)	$(8.41)
Earnings per share - diluted

Loss from continuing operations	$(1.42)	$(6.16)	$(8.89)
Income from discontinued operations	0.30	0.49	0.48
Net loss applicable to common shares	$(1.12)	$(5.67)	$(8.41)

Weighted average common share used in computing earnings per share	8,413,469	8,370,729	8,113,575
Weighted average common share used in computing diluted earnings per share	8,413,469	8,370,729	8,113,575

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(10,833)	$(50,373)	$(71,065)
Income (loss) from discontinued operations	2,509	4,052	3,869
Net loss	$(8,324)	$(46,321)	$(67,196)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$978,781	$1,069,699
Real estate held for sale at cost, net of depreciation ($4,658 in 2012 and $1,752 in 2011)	18,077	15,015
Real estate subject to sales contracts at cost, net of depreciation ($16,412 in 2012 and $7,213 in 2011)	45,706	52,555
Less accumulated depreciation	(145,614)	(148,930)
Total real estate	896,950	988,339
Notes and interest receivable
Performing (including $58,007 in 2012 and $78,852 in 2011 from affiliates and related parties)	60,637	79,161
Non-Performing	723	2,152
Less allowance for estimated losses (including $2,097 in 2012 and $2,097 in 2011 from affiliates and related parties)	(2,262)	(3,942)
Total notes and interest receivable	59,098	77,371
Cash and cash equivalents	16,620	19,991
Investments in unconsolidated subsidiaries and investees	5,439	6,362
Other assets	67,237	68,261
Total assets	$1,045,344	$1,160,324

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$730,931	$829,617
Notes related to assets held for sale	18,915	13,830
Notes related to subject to sales contracts	55,976	38,376
Stock secured notes payable	2,221	2,482
Payable to related party	10,057	17,465
Deferred revenue (from sales to related parties)	53,096	65,607
Accounts payable and other liabilities (including $4,282 in 2012 and $1,746 in 2011 from affiliates and related parties)	41,019	51,663
	912,215	1,019,040

Shareholders’ equity:
Preferred Stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2012 and 2011 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2012 and 2011 respectively	1	1
Common Stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 in 2012 and 2011 respectively and outstanding 8,413,469 in 2012 and 2011 respectively	84	84
Treasury stock at cost; 200 shares in 2012 and 2011	(2)	(2)
Paid-in capital	272,774	273,886
Retained earnings	(156,559)	(148,235)
Total Transcontinental Realty Investors, Inc. shareholders' equity	116,298	125,734
Non-controlling interest	16,831	15,550
Total equity	133,129	141,284
Total liabilities and equity	$1,045,344	$1,160,324